THIS NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE (THE “NOTE SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM REGISTRATION THEREUNDER.  THE NOTE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE BORROWER (AS DEFINED BELOW) RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

CONVERTIBLE PROMISSORY NOTE

Original Issue Date: December _____, 2011

Principal Amount: $________________

FOR VALUE RECEIVED, 22nd CENTURY GROUP, INC., a Nevada corporation (the “Borrower”), located at 9530 Main Street, Clarence, New York 14031, promises to pay to _____________________ (the “Lender”), at ________________________________, or at such other location as the Lender may designate from time to time in a written notice provided to the Borrower, the principal amount of _____________________________ DOLLARS ($______________) (the “Principal Amount”), upon the terms and conditions specified below (‘Note”).  Notwithstanding the foregoing, no payment of the Principal Amount under this Note shall be required to the extent that the Principal Amount have been converted pursuant to Section 4 of this Note.

1.           Repayment.  The entire unpaid Principal Amount under this Note shall be due and payable on December _____, 2012 (the “Maturity Date”), unless the Principal Amount hereunder is converted pursuant to Section 4 below.

2.           Interest.  The Principal Amount of this Note is fifteen percent (15%) greater than the actual amount of funds (the “Investment Amount”) provided by the Lender to the Borrower in consideration for the issuance of this Note by the Borrower to the Lender.  This original issue discount amount of fifteen percent (15%) shall be deemed to be the imputed interest under this Note.  No additional amount of interest shall accrue or be due or payable under this Note.

3.           Prepayment.  Borrower may prepay all or any portion of the Principal Amount without penalty at the Borrower’s determination at any time prior to the Maturity Date and without the consent of the Lender, provided that Borrower shall provide the Lender with fifteen (15) days’ prior written notice of such prepayment, during which time Lender may convert the Principal Amount which is equal to such prepayment amount pursuant to Section 4 below.

4.           Conversion.

a.           Conversion.  At any time prior to the Maturity Date, the Lender may elect to convert all or any portion of the Principal Amount into fully paid and non-assessable whole shares of common stock of the Borrower that have identical rights, restrictions, preferences and privileges as the common stock of the Borrower outstanding as of the Original Issue Date (the “Common Stock”) by transmitting a copy of an executed notice of conversion, in the form attached hereto as Exhibit A, to the Borrower.  Fractional shares of Common Stock shall not be issued.  The conversion price at which the Lender may convert all or any portion of the Principal Amount into shares of Common Stock shall be equal to $0.75 per share of Common Stock (the “Conversion Price”).  In the event the Company engages in a financing transaction of at least $5,000,000 in securities after the Original Issue Date and prior to the Maturity Date and in the further event the securities to be sold in such transaction are either shares of Company Common Stock with a sale price equal to or greater than $0.80 per share or debt securities which are convertible into shares of Company Common Stock with a conversion price equal to or greater than $0.80 per share of Common Stock (a “Qualified Subsequent Financing”), then the Company will have the right to mandatorily require the conversion of this Note for the Conversion Price upon fifteen (15) days prior written notice to the Lender.

i.           If the Borrower at any time on or after the Original Issue Date subdivides (by any capital stock split, capital stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the shares of Common Stock issuable upon conversion of this Note shall be proportionately increased.

ii.           If the Borrower at any time on or after the Original Issue Date combines (by combination, reverse capital stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the of Common Stock issuable upon conversion of this Note shall be proportionately decreased.

b.           Warrants.  In the event all or any portion of this Note is converted into shares of Common Stock, then at that time the Lender shall receive warrants equal to one hundred twenty percent (120%) of the number of shares of Common Stock into which this Note has been then converted (the “Warrants”).  The Warrants shall have a 5-year life with an exercise price per share of Common Stock equal to $1.50 in cash.

c.           Termination of Conversion Rights.  Upon (i) payment of the entire Principal Amount or (ii) the Maturity Date, all of the conversion rights provided for in this Note shall automatically and immediately terminate.

5.           Events of Acceleration.  The entire unpaid Principal Amount shall become immediately due and payable upon (i) the filing of a petition in bankruptcy by the Borrower, (ii) the execution by the Borrower of a general assignment for the benefit of creditors, or (iii) the filing against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more.

6.           Piggy-Back Registration Rights; Anti-Dilution.  The shares of Common Stock issued to the Lender upon the conversion of this Note shall have piggy-back registration rights as provided in the Securities Purchase Agreement, dated an even date herewith, between the Lender and the Borrower in the event the Borrower closes upon a Qualified Subsequent Financing.  In the event of the issuance by the Borrower to a third-party, other than under the Borrower’s existing equity incentive plans, of Common Stock for a sale price of less than the Conversion Price of this Note, then in such event the Lender shall receive full-ratchet anti-dilution protection on the conversion rights of this Note as follows:

(i)         If the Company shall at any time or from time to time (i) after the Original Issue Date and (ii) prior to the Maturity Date issue additional shares of Common Stock or securities convertible into shares of Common Stock (the “Additional Shares”) without consideration or for consideration per share less than, or with an exercise or conversion price per share less than, the Conversion Price then in effect immediately before such issuance (a "Diluting Issuance"), other than with respect to securities issued to (a) the Company's employees, officers or directors in connection with their employment or retention of services not to exceed the number of shares of Common Stock reserved in the Company's equity incentive plans, or (b) customers or vendors in connection with bona fide business transactions, then the Conversion Price in effect immediately before such Diluting Issuance shall be reduced, concurrently with such Diluting Issuance, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Conversion Price in effect immediately before the Diluting Issuance by a fraction:

(A)       the numerator of which is the number of shares of Common Stock outstanding immediately before such Diluting Issuance plus the number of shares of Common Stock, or the number of shares of Common Stock issuable upon exercise or conversion of such security, that would have been issued if such Additional Shares had been issued at a price per share, or with an exercise or conversion price per share, equal to the Conversion Price in effect immediately before such Diluting Issuance; and

(B)       the denominator of which is the number of shares of Common Stock outstanding immediately before such Diluting Issuance plus the number of such Additional Shares.

(ii)        Upon each adjustment of the Purchase Price as set forth in subsection 6(i) above, the number of shares of Common Stock issuable upon conversion of this Note shall be increased to equal the quotient obtained by dividing:

(A) the product resulting from multiplying (i) the number of shares of Common Stock issuable upon conversion of this Note by (ii) the Conversion Price, in each case as in effect immediately before such Diluting Issuance, by

(B) the adjusted Conversion Price pursuant to subsection 6(i) above.

(iii)       For the purpose of this Section 6, all shares of Common Stock issuable upon exercise of any outstanding convertible securities or options, warrants, or other rights to acquire shares of Common Stock of the Company shall be deemed to be outstanding.

(iv)           The anti-dilution rights set forth in this Section 6 shall terminate upon conversion of this Note pursuant to Section 4.  Notwithstanding the foregoing, upon a partial conversion, only the anti-dilution rights applicable to the portion of this Note converted shall terminate.

7.           Option to Participate in Future Financing.  In the next financing transaction undertaken by the Borrower immediately subsequent to the Original Issue Date, the Lender shall have the right to participate in such financing transaction by investing an amount in cash equal to three times the Investment Amount.

8.           Amendment and Waiver.  This Note may be amended or a provision hereof waived only in a writing signed by both the Borrower and the Lender.

9.           Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any person, entity, or circumstance shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

10.           Interest Savings Clause.  If any payment made under this Note is deemed by law to be interest and if such interest amount is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the Principal Amount.

11.           Assignment.  This Note is not assignable by the Lender without the Borrower’s written consent, which consent may be withheld in the Borrower’s sole and absolute discretion.

12.           Notices.  All notices, demands and/or requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the address set forth in this Note or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 12.  Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery,  (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (iii) in the case of registered or certified mail, on the third business day following that on which the piece of mail containing such communication is posted.

13.           Legal Matters.  The validity, construction, enforcement, and interpretation of this Note are governed by the laws of the State of New York and the federal laws of the United States of America, without regard to principles of conflict of laws.

14.           Further Assurances.  From time to time, the Lender, at the Borrower’s reasonable request, shall execute and deliver such other instruments and do and perform such other acts in connection with the issuance and/or conversion of this Note.

[Signature appears on the following page.]

IN WITNESS HEREOF, this Note has been executed by the Borrower and delivered to the Lender as of the date first above written.

“Borrower”

22nd CENTURY GROUP, INC. a Nevada corporation

By:
Name:
Title:

Exhibit A

22ND CENTURY GROUP, INC.
CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned (the “Lender”) on December ___, 2011 by 22nd CENTURY GROUP, INC. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the below stated portion of the Principal Amount (as defined in the Note) into shares of common stock (the “Common Stock”) of the Company as of the date specified below.

Date of Conversion: ___________________________

Principal Amount to be converted: ___________________ Dollars ($______________)

Conversion Price:  Seventy-Five Cents ($0.75) per share of Common Stock.

Please issue to the Lender at the address shown below the resulting number of whole shares of Common Stock into which the above-stated portion of the Principal Amount is being converted.

Authorization:

Printed Name of Lender: ___________________________________

By: _____________________________
Name:
Title:

Date: ____________________, 2012